Exhibit 3.18

Liberty Star Presents New Technical Report on Gold Prospect Red Rock Canyon Tract of the Hay Mountain Project in Cochise County, Arizona, USA

TUCSON, AZ–(May 21, 2021)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce the public release of its latest technical report. The Technical Report Red Rock Canyon Gold Property Cochise County, Arizona (“RRC Technical Report” “The Report”) was prepared by Broadlands Mineral Advisory Services Ltd., owned and operated by Liberty Star independent director Bernard J. Guarnera, P.ENG., QP, CMA. Mr. Guarnera authored The Report. His findings include that the Red Rock Canyon tract contains “gold at grades that are now considered economic.” (p.1) Further, the compilation of previous drilling results, by others as noted in The Report, (p.30) indicates that 12 of 17 intercepts reported gold at grades above what is considered current cut off grades, 0.022 oz per ton (0.68 gpt). These historical intercepts range from five (5) to forty-five (45) feet in vertical extent and reveal multiple mineralized zones. Grades in the larger intercepts are reported up to 0.182 ounces per ton (5.66 gpt). Additionally, Liberty Star collected fifteen (15) more rock samples on a recent field visit near and at the locations of past drilling. We expect the new field assays to confirm similar grades in the corresponding outcrops. These assay results are forthcoming and will be posted to the Liberty Star website.

While other Liberty Star technical reports have focused on the Company’s Hay Mountain Project porphyry copper potential, here Mr. Guarnera brings his expertise to bear on the recently acquired Red Rock Canyon (RRC) area and its gold potential. In addition to three recent field visits (2020, 2021) Mr. Guarnera investigated previous findings including geochemical studies, geophysical surveys, field notes and drill records. Given surface study results combined with previous drilling information, Mr. Guarnera concludes that new diamond core drilling aimed at expanding the areal extent of economic gold concentrations certainly has merit.

The Red Rock Canyon tract consists of 6,653 acres of Arizona MEPs and 320 acres of unpatented Federal Lode Mining Claims. The area has been segregated from the larger Hay Mountain Project block after the examination of jasperoid bodies that displayed significant gold values.

Mr. Guarnera has extensive experience with both porphyry copper and gold deposits and is considered a Qualified Professional/Person. The RRC Technical Report is written to conform to the format required by securities regulatory entities.

Liberty Star is adding other technical data to the Reviewer Documents password required page on LBSR.us. Each of these documents were primary sources for the RRC Technical Report. Included is the 2011 SRK Consulting Hay Mountain Exploration Report, also geologist reports and drill results archived with the Arizona Geological Survey. The Company expects the latest geochemical assay results described in the RRC Technical Report to be a part of website soon.

The RRC Technical report reinforces Liberty Star’s effort to converge on the gold potential of the area. In the Company’s November 2020 Update CEO Brett Gross stated: “we believe that this potential resource, if proven, may present a significant opportunity to generate early cash flows for the Project as a whole, creating a strongly leveraged improvement to the total Project financial model and dramatically improves Hay Mountain’s prospects for success.” As promised in that Update, Liberty Star continues to publicly release its scientific data.

“Brett I. Gross” Brett I. Gross
CEO/President
Liberty Star Minerals

About Liberty Star Minerals: Liberty Star Minerals (LBSR: OTCPK) is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for commercially important metals, especially copper, gold, silver, molybdenum (moly). Liberty Star’s premier property is the Hay Mountain Project in Cochise County, Arizona within a well-established mining district hosting numerous active and emerging mines, primarily for porphyry copper, gold and associated metals & minerals. Liberty Star holds Arizona State Mineral Exploration Permits (MEPs), and Federal Mining Lode Claims covering 16,888.42 acres. The town of Tombstone, Arizona is 6.45 miles northwest.

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps, and technical reports. Visit the Geoscientific Reports webpage to register for in depth technical reporting.

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Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2021, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2021. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

Contact:
Liberty Star Minerals
Tracy Myers, Investor Relations
520-425-1433 – info@lbsr.us